Exhibit 10.1

Fabrinet USA Inc.

4104-24th Street, Suite 345

San Francisco, CA 94114

November 2, 2012

Mr. John Marchetti

C/O Fabrinet USA, Inc.

4104-24th Street, Suite 345

San Francisco, CA 94114

Dear John,

The purpose of this letter is to amend your current employment arrangement with Fabrinet USA, Inc. (“FUSA” or the “Company”) to provide you with certain payments and benefits in the event your employment with Fabrinet is terminated as a result of a change in control (as defined below).

You will continue to serve as Chief Strategy Officer for Fabrinet, reporting to Mr. David T. Mitchell, Chief Executive Officer (CEO) of Fabrinet. Your duties will continue to generally consist of those associated with developing and implementing Fabrinet’s future growth strategy, crafting the messaging of that strategy for investors and analysts with an interest in Fabrinet and advising the CEO. While you are employed by FUSA, you will continue to devote substantially all of your business time and efforts to the performance of your duties and use your best efforts in such endeavors. By your execution of this agreement, you acknowledge that your continued performance of the requirements of your position will not be in violation of any other agreement to which you are a party.

Your annual base salary will continue to be $375,000 to be paid on a semi-monthly basis on or about the 15th and 30th of each month. Subject to the Board’s approval, you will continue to be eligible to participate in Fabrinet’s Executive Incentive Plan. Any target bonus, or portion thereof, will be paid as soon as practicable after the Compensation Committee of the Board of Directors determines that the target bonus (or relevant portion thereof) has been earned, but in no event shall any such target bonus be paid later than sixty (60) days following the applicable target bonus performance period. Receipt of any target bonus is contingent upon your continued employment with FUSA through the date the bonus is paid.

In addition, you will be eligible to participate in FUSA’s Employee Benefits Plan, which includes one-hundred twenty (120) hours paid time off (PTO), health care (medical, dental & vision for you and your eligible dependents), 401(k) plan and Group Term Life insurance. All reasonable travel and home office expenses will be reimbursable via monthly expense reporting pursuant to FUSA’s policies and procedures, but in no event will any reimbursement occur later than the fifteenth (15) day of the third month following the later of (i) the close of the Company’s fiscal year in which such expenses are incurred or (ii) the calendar year in which such expenses are incurred. You will be eligible to receive a car allowance of $1,000 per month, provided that you are an employee of FUSA on the date the car allowance is paid to you each month.

This offer is not to be considered a contract guaranteeing employment for any specific duration. Employment with FUSA is on an at-will basis. Thus you are free to terminate your employment for any reason at any time with or without prior notice. Similarly, the Company may terminate the employment relationship with or without good cause or notice. However, in the event your employment is terminated: 1) as a result of a change in control (whether or not for good cause); or 2) without good cause (without regard to whether there is a change in control), you will receive (A) a lump sum payment of severance payable within ten (10) business days from the date of your termination of employment, equal to (i) twelve (12) months of your then present base salary, and (ii) any earned bonus as of the date of your termination from employment; and (B) if you timely elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, or a similar state program, reimbursement of the costs to continue family medical coverage for the first twelve (12) months following your termination of employment.

For purposes of the above paragraph, “change in control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company, which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total fair market value or the total voting power of the stock of the Company. For purposes of this clause (i), if any Person is considered to own more than 50% of the Company’s total fair market value or total voting power, the acquisition of additional stock of the Company by the same Person will not be considered a change in control; or

(ii) A change in the effective control of the Company which occurs (a) on the date any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, or (b) on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a change in control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this clause (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of the above paragraphs, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction shall not be deemed a change in control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time (“Section 409A”).

Further, and for the avoidance of doubt, a transaction shall not constitute a change in control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that shall be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

For purposes of the above paragraph, “good cause” means (i) an act of dishonesty made by you in connection with your responsibilities as an employee; (ii) your conviction of or plea of nolo contendere to a felony, or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) your gross misconduct; (iv) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (v) your willful breach of any obligations under any written agreement or covenant with the Company; or (vi) your continued failure to perform your employment duties after you have received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties and have failed to cure such nonperformance to the Company’s satisfaction within thirty (30) days after receipt of such notice.

Notwithstanding anything to the contrary in this letter, no Deferred Compensation Separation Benefits (as defined below) will be considered due or payable until you have incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (together, “Section 409A”).

In addition, if Fabrinet continues to be a public company with its securities are listed on a stock exchange at the time of your involuntary termination of employment, and at the time of such termination it is determined that you are a “specified employee” within the meaning of Section 409A, the bonus payable to you, pursuant to this letter, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following your termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your termination of employment. Any amount paid under this letter that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of this paragraph. In addition, any amount paid under this letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the specified limit in Section 1.409A-1(b)(9)(iii)(A) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of this paragraph.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The parties to this letter agree to work together in good faith to consider amendments to this letter, if required, and to take such reasonable actions, which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

If you are in agreement with the provisions of this letter detailing the terms of your employment with FUSA, please indicate your acceptance by signing below.

Sincerely,

/s/ Paul Kalivas
Paul Kalivas
Chief Administrative Officer, General Counsel and Secretary
Fabrinet USA, Inc.

I acknowledge that this letter is the complete agreement concerning my employment with FUSA and supersedes all prior or concurrent agreements and representations (including, for the avoidance of doubt, the December 30, 2011 offer letter between me and FUSA), and may not be modified in any way except in a writing executed by an authorized agent of FUSA.

/s/ John Marchetti
John Marchetti

11/2/2012
Date